                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)


                                                                  Nine months ended September 30,
                                                                  ------------------------------
(dollars in thousands)                                                 1999           1998
------------------------------------------------------------------------------------------------

Earnings.......................................................        $6,464         $6,464
                                                                       ======         ======

Fixed charges..................................................        $    -         $    -
Preferred securities distributions.............................         6,270          6,270
                                                                       ------         ------

Total combined fixed charges and
   preferred securities distributions..........................        $6,270         $6,270
                                                                       ======         ======

Ratio of earnings to combined fixed charges and
   preferred securities distributions..........................          1.03           1.03
                                                                       ======         ======